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                                 United States



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): FEBRUARY 27, 2003


                        COMMISSION FILE NUMBER 001-12138




                               PDV AMERICA, INC.
             (Exact name of registrant as specified in its charter)




           Delaware                                           51-0297556
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                            Identification No.)





        ONE WARREN PLACE, 6100 SOUTH YALE AVENUE, TULSA, OKLAHOMA 74136
               (Address of principal executive office) (Zip Code)



                                 (918) 495-4000
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

On February 27, 2003, CITGO Petroleum Corporation, ("CITGO"), received approximately $535 million as the net proceeds of an offering of $550 million aggregate principal amount of its 11-3/8% senior notes due February 1, 2011 and received $200 million from a borrowing under a secured term loan agreement dated as of February 27, 2003 with a group of lenders.

CITGO currently expects to use a portion of the net proceeds from the senior notes to repurchase $50 million in principal amount of its 7-7/8 % senior notes due 2006 and to use the balance thereof for general corporate purposes. CITGO may use the balance of the net proceeds from the senior notes to pay a portion of a dividend up to $500 million to PDV America, Inc., to provide funds for the repayment of PDV America, Inc.'s 7-7/8% senior notes due August 1, 2003, if it is permitted under the indenture governing the 11-3/8% senior notes to make that dividend. Pending the application of the net proceeds from the senior notes as described in this paragraph, CITGO expects to use a portion of those proceeds from this offering to repay its revolving bank loans.

CITGO currently expects to use the funds from the borrowing under the term loan agreement for general corporate purposes.

CITGO has crude oil supply agreements with Petroleos de Venezuela, S.A. ("PDVSA"). In February 2003, CITGO received approximately 100% of its contracted crude oil volumes under those agreements. In addition, CITGO was able to purchase approximately 2.5 million barrels of crude oil from PDVSA during February 2003 at market prices. Finally, CITGO received confirmation from PDVSA that they expect to deliver the full contract volume during March 2003 under the crude oil supply agreements.


                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 27, 2003.


                               PDV AMERICA, INC.


Date: February 27, 2003                            /s/ Carlos Jorda
                                           -------------------------------------
                                                       Carlos Jorda
                                           President and Chief Executive Officer